Exhibit 11.0 - Computation of Per Share Earnings

         Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding adjusted for the dilutive effect of outstanding stock options. ESOP shares are only considered outstanding for earnings per share calculations when they are released or committed to be released.

Presented below are the calculations for the basic and diluted earnings per share:

                                              Three Months   Three Months      Nine Months      Nine Months
                                                  Ended          Ended            Ended            Ended
                                              September 30,  September 30,    September 30,    September 30,
                                                   2000           1999             2000            1999
                                                   ----           ----             ----            ----
BASIC:
Net income                                     $  957,798        969,448        2,920,083       3,081,317

Weighted average shares outstanding             4,387,365      4,874,633        4,432,461       5,829,065
                                                =========      =========        =========       =========

Basic earnings per share                          $0.22           0.20             0.66            0.53
                                                  =====           ====             ====            ====

DILUTED:

Net income                                     $  957,798        969,448        2,920,083       3,081,317

Weighted average shares outstanding             4,387,365      4,874,633        4,432,461       5,829,065
Effect of dilutive stock options outstanding           82         --                  163           --
                                                ---------      ---------        ---------       ---------
Diluted weighted average shares outstanding     4,387,447      4,874,633        4,432,624       5,829,065
                                                =========      =========        =========       =========

Diluted earnings per share                        $0.22           0.20             0.66            0.53
                                                  =====           ====             ====            ====